EXHIBIT 99

EMC Insurance Group Inc. Increases and
Declares 128th Consecutive Quarterly Cash
Dividend and Announces Other Board Action

DES MOINES, Iowa (November 15, 2013) - On November 14, 2013, EMC Insurance Group Inc. (NASDAQ OMX/GS:EMCI) (the “Company”) declared a quarterly cash dividend of $0.23 per share of common stock payable December 3, 2013 to shareholders of record as of November 25, 2013. The $0.23 per share quarterly dividend represents a 9.5 percent increase over the previous quarterly dividend of $0.21 per share. “The increase reflects the strength of our financial position and confidence in our long-term outlook. We remain committed to providing an attractive return to our shareholders,” stated President and Chief Executive Officer Bruce G. Kelley. This is the one hundred and twenty-eighth consecutive quarterly dividend declared since EMC Insurance Group Inc. became a publicly held company in February 1982.

Other Board Action
Additionally, on November 12, 2013, the Inter-Company Committees of the boards of directors of the Company and Employers Mutual Casualty Company (Employers Mutual), the Company’s parent organization, approved a change in the cost of the excess of loss reinsurance protection provided to the Company’s reinsurance subsidiary, EMC Reinsurance Company, by Employers Mutual for calendar year 2014. Effective January 1, 2014, pending regulatory approval, the cost of the excess of loss coverage will decrease from the current 9.0 percent of total assumed reinsurance premiums to 8.0 percent of total assumed reinsurance premiums. This change is a result of efforts to ensure that the terms of the agreement are fair and equitable to both parties. EMC Reinsurance Company will continue to retain the first $4.0 million of losses per event, plus 20.0 percent of any losses between $4.0 million and $10.0 million and 10.0 percent of any losses between $10.0 million and $50.0 million associated with any event.

About EMCI
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the NASDAQ OMX Stock Market under the symbol EMCI. Additional information regarding EMC Insurance Group Inc. may be found at www.emcins.com/ir. EMCI’s parent company is Employers Mutual Casualty Company (EMCC). EMCI and EMCC, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.